Microsoft Reports Fourth-Quarter Results

The company delivered operational efficiency and innovation in a difficult environment.

REDMOND, Wash. — July 23, 2009 — Microsoft Corp. today announced revenue of $13.10 billion for the fourth quarter ended June 30, 2009, a 17% decline from the same period of the prior year. Operating income, net income and diluted earnings per share for the quarter were $3.99 billion, $3.05 billion and $0.34 per share, which represented declines of 30%, 29% and 26%, respectively, when compared with the prior year period.

“Our business continued to be negatively impacted by weakness in the global PC and server markets,” said Chris Liddell, chief financial officer at Microsoft. “In light of that environment, it was an excellent achievement to deliver over $750 million of operational savings compared to the prior year quarter.”

The financial results for the fourth quarter ended June 30, 2009, included the deferral of $276 million of revenue related to the Windows 7 Upgrade Option program that was announced on June 25, 2009. This revenue deferral reduced earnings per share by $0.02.

The fourth-quarter financial results also included $193 million of legal charges, $108 million of impairments to investments and $40 million of additional severance charges related to the previously announced plan. Operating expenses were reduced by $105 million of capitalized research and development expenses due to the technical milestones reached for Windows 7. Combined, these items also reduced earnings per share by $0.02.

Significant product milestones were achieved in the quarter including the releases of Windows 7 release candidate, Windows Server 2008 R2 release candidate, as well as Bing, Microsoft’s search engine designed to help people make faster, more informed decisions.

For the fiscal year ended June 30, 2009, Microsoft reported revenue of $58.44 billion, a 3% decline from the prior year. Operating income, net income and diluted earnings per share for the year were $20.36 billion, $14.57 billion and $1.62, which represented declines of 9%, 18% and 13% respectively.

“While economic conditions presented challenges this year, we maintained our focus on delivering customer satisfaction and providing solutions to our customers to save money,” said Kevin Turner, chief operating officer at Microsoft. “I am very excited by the wave of product and services innovations being delivered in this next fiscal year.”

Business Outlook

Microsoft is providing operating expense guidance of $26.6 billion to $27.0 billion, for the full year ending June 30, 2010.

Management will discuss fourth-quarter results and the company’s business outlook on a conference call and webcast at 2:30 p.m. PDT (5:30 p.m. EDT) today.

Webcast Details

Chris Liddell, senior vice president and chief financial officer, Frank Brod, corporate vice president and chief accounting officer, and Bill Koefoed, general manager of Investor Relations, will host a conference call and webcast at 2:30 p.m. PDT (5:30 p.m. EDT) today to discuss details of the company’s performance for the quarter and certain forward-looking information. The session may be accessed at http://www.microsoft.com/msft. The webcast will be available for replay through the close of business on July 23, 2010.

About Microsoft

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

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Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as:

•	challenges to Microsoft’s business model;

•	intense competition in all of Microsoft’s markets;

•	Microsoft’s continued ability to protect its intellectual property rights;

•	claims that Microsoft has infringed the intellectual property rights of others;

•	the possibility of unauthorized disclosure of significant portions of Microsoft’s source code;

•	actual or perceived security vulnerabilities in Microsoft products that could reduce revenue or lead to liability;

•	government litigation and regulation affecting how Microsoft designs and markets its products;

•	Microsoft’s ability to attract and retain talented employees;

•	delays in product development and related product release schedules;

•	significant business investments that may not gain customer acceptance and produce offsetting increases in revenue;

•

unfavorable changes in general economic conditions, disruption of our partner networks or sales channels, or the availability of credit that affect the value of our investment portfolio or demand for Microsoft’s products and services;

•	adverse results in legal disputes;

•	unanticipated tax liabilities;

•	quality or supply problems in Microsoft’s consumer hardware or other vertically integrated hardware and software products;

•	impairment of goodwill or amortizable intangible assets causing a charge to earnings;

•	exposure to increased economic and regulatory uncertainties from operating a global business;

•	geopolitical conditions, natural disaster, cyberattack or other catastrophic events disrupting Microsoft’s business;

•	acquisitions and joint ventures that adversely affect the business;

•	improper disclosure of personal data could result in liability and harm to Microsoft’s reputation; and

•	outages and disruptions of online services if Microsoft fails to maintain an adequate operations infrastructure.

For further information regarding risks and uncertainties associated with Microsoft’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Microsoft’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft’s Investor Relations department at (800) 285-7772 or at Microsoft’s Investor Relations Web site at http://www.microsoft.com/msft.

All information in this release is as of July 23, 2009. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

For more information, press only:

Rapid Response Team, Waggener Edstrom Worldwide, (503) 443-7070, rrt@waggeneredstrom.com

For more information, financial analysts and investors only:

Bill Koefoed, general manager, Investor Relations, (425) 706-3703

Note to editors: If you are interested in viewing additional information on Microsoft, please visit the Microsoft Web page at http://www.microsoft.com/presspass on Microsoft’s corporate information pages. Web links, telephone numbers and titles were correct at time of publication, but may since have changed. Shareholder and financial information, as well as today’s 2:30 p.m. PDT conference call with investors and analysts, is available at http://www.microsoft.com/msft.

Microsoft Corporation

Income Statements

(In millions, except per share amounts)

	Three Months Ended June 30,		Year Ended June 30,
	2009	2008	2009	2008
				(Audited)
Revenue	$13,099	$15,837	$58,437	$60,420
Operating expenses:
Cost of revenue	2,586	2,866	12,155	11,598
Research and development	2,225	2,407	9,010	8,164
Sales and marketing	3,192	3,883	12,879	13,260
General and administrative	1,069	1,002	3,700	5,127
Employee severance	40	—	330	—

Total operating expenses	9,112	10,158	38,074	38,149

Operating income	3,987	5,679	20,363	22,271
Other income (expense)	155	289	(542)	1,543

Income before income taxes	4,142	5,968	19,821	23,814
Provision for income taxes	1,097	1,671	5,252	6,133

Net income	$3,045	$4,297	$14,569	$17,681

Earnings per share:
Basic	$0.34	$0.46	$1.63	$1.90

Diluted	$0.34	$0.46	$1.62	$1.87

Weighted average shares outstanding:
Basic	8,901	9,264	8,945	9,328

Diluted	8,928	9,380	8,996	9,470

Cash dividends declared per common share	$0.13	$0.11	$0.52	$0.44

Microsoft Corporation

Balance Sheets

(In millions)

	June 30, 2009	June 30, 2008
		(Audited)
Assets
Current assets:
Cash and cash equivalents	$6,076	$10,339
Short-term investments (including securities pledged as collateral of $1,540 and $2,491)	25,371	13,323

Total cash, cash equivalents, and short-term investments	31,447	23,662
Accounts receivable, net of allowance for doubtful accounts of $451 and $153	11,192	13,589
Inventories	717	985
Deferred income taxes	2,213	2,017
Other	3,711	2,989

Total current assets	49,280	43,242
Property and equipment, net of accumulated depreciation of $7,547 and $6,302	7,535	6,242
Equity and other investments	4,933	6,588
Goodwill	12,503	12,108
Intangible assets, net	1,759	1,973
Deferred income taxes	279	949
Other long-term assets	1,599	1,691

Total assets	$77,888	$72,793

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,324	$4,034
Short-term debt	2,000	—
Accrued compensation	3,156	2,934
Income taxes	725	3,248
Short-term unearned revenue	13,003	13,397
Securities lending payable	1,684	2,614
Other	3,142	3,659

Total current liabilities	27,034	29,886
Long-term debt	3,746	—
Long-term unearned revenue	1,281	1,900
Other long-term liabilities	6,269	4,721
Commitments and contingencies
Stockholders’ equity:
Common stock and paid-in capital - shares authorized 24,000; outstanding 8,908 and 9,151	62,382	62,849
Retained deficit, including accumulated other comprehensive income of $969 and $1,140	(22,824)	(26,563)

Total stockholders’ equity	39,558	36,286

Total liabilities and stockholders’ equity	$77,888	$72,793

Microsoft Corporation

Cash Flows Statements

(In millions)

	Three Months Ended June 30,		Year Ended June 30,
	2009	2008	2009	2008
				(Audited)
Operations
Net income	$3,045	$4,297	$14,569	$17,681
Adjustments to reconcile net income to net cash from operations
Depreciation, amortization, and other noncash items	681	608	2,562	2,056
Stock-based compensation expense	416	413	1,708	1,479
Net recognized losses (gains) on investments and derivatives	1	(72)	683	(572)
Excess tax benefits from stock-based compensation	(4)	(9)	(52)	(120)
Deferred income taxes	300	152	762	935
Deferral of unearned revenue	8,355	9,488	24,409	24,532
Recognition of unearned revenue	(6,348)	(6,243)	(25,426)	(21,944)
Changes in operating assets and liabilities
Accounts receivable	(1,820)	(3,646)	2,215	(1,569)
Other current assets	(767)	12	(422)	153
Other long-term assets	(114)	(31)	(273)	(98)
Other current liabilities	453	(1,273)	(3,371)	(748)
Other long-term liabilities	(357)	389	1,673	(173)

Net cash from operations	3,841	4,085	19,037	21,612

Financing
Short-term borrowings (repayments), maturities of 90 days or less, net	(489)	—	1,178	—
Proceeds from issuance of debt, maturities longer than 90 days	4,468	—	4,796	—
Repayments of debt, maturities longer than 90 days	(228)	—	(228)	—
Common stock issued	143	245	579	3,494
Common stock repurchased	(22)	(4,306)	(9,353)	(12,533)
Common stock cash dividends	(1,158)	(1,020)	(4,468)	(4,015)
Excess tax benefits from stock-based compensation	4	9	52	120
Other	(19)	—	(19)	—

Net cash from (used in) financing	2,699	(5,072)	(7,463)	(12,934)

Investing
Additions to property and equipment	(867)	(1,218)	(3,119)	(3,182)
Acquisition of companies, net of cash acquired	(41)	(2,086)	(868)	(8,053)
Purchases of investments	(15,325)	(5,159)	(36,850)	(20,954)
Maturities of investments	4,522	1,335	6,191	2,597
Sales of investments	3,704	6,487	19,806	25,132
Securities lending payable	150	138	(930)	(127)

Net cash used in investing	(7,857)	(503)	(15,770)	(4,587)
Effect of exchange rates on cash and cash equivalents	108	9	(67)	137

Net change in cash and cash equivalents	(1,209)	(1,481)	(4,263)	4,228
Cash and cash equivalents, beginning of period	7,285	11,820	10,339	6,111

Cash and cash equivalents, end of period	$6,076	$10,339	$6,076	$10,339

Microsoft Corporation

Segment Revenue and Operating Income (Loss)

(In millions) (Unaudited)

	Three Months Ended June 30,		Year Ended June 30,
	2009	2008	2009	2008
Revenue
Client	$3,108	$4,359	$14,712	$16,865
Server and Tools	3,510	3,721	14,126	13,102
Online Services Business	731	837	3,088	3,214
Microsoft Business Division	4,564	5,266	18,894	18,929
Entertainment and Devices Division	1,189	1,590	7,753	8,206
Unallocated and other	(3)	64	(136)	104

Consolidated	$13,099	$15,837	$58,437	$60,420

Operating Income (Loss)
Client	$2,167	$3,250	$10,856	$13,105
Server and Tools	1,349	1,369	5,327	4,539
Online Services Business	(732)	(485)	(2,253)	(1,222)
Microsoft Business Division	2,816	3,359	12,141	12,369
Entertainment and Devices Division	(130)	(171)	169	497
Corporate-level activity	(1,483)	(1,643)	(5,877)	(7,017)

Consolidated	$3,987	$5,679	$20,363	$22,271

Microsoft Corporation

Financial Highlights

Three and Twelve Months Ended June 30, 2009

This document contains statements that are forward-looking. These statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements in this document. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Summary

	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
(In millions, except per share amounts and percentages)	2009	2008		2009	2008
Revenue	$13,099	$15,837	(17)%	$58,437	$60,420	(3)%
Operating income	$3,987	$5,679	(30)%	$20,363	$22,271	(9)%
Diluted earnings per share	$0.34	$0.46	(26)%	$1.62	$1.87	(13)%

Three months ended June 30, 2009 compared with three months ended June 30, 2008

Revenue declined across all segments driven primarily by weakness in the global PC market and the unfavorable economic environment. Primary factors contributing to the decline include the following:

•

Revenue from Windows operating systems declined reflecting PC market weakness, especially PCs sold to businesses, and a decline in the OEM premium mix. Revenue from Windows was also impacted by a $276 million deferral for the Windows 7 Upgrade Option program. The program, which started June 26, 2009, allows customers who purchase PCs from participating computer makers or retailers with certain versions of Windows Vista to receive an upgrade to the corresponding version of Windows 7 at minimal or no cost. In addition, purchasers of retail packaged Windows Vista from participating retailers in participating markets may qualify for a free or discounted upgrade to the equivalent Windows 7 product. We expect to launch Windows 7, our most recent version of the Windows operating system, in the first half of fiscal year 2010.

•	Revenue from the 2007 Microsoft Office system decreased reflecting PC market weakness, a shift to lower-priced products, and pricing promotions.

•

Revenue from our Entertainment and Devices Division decreased across most lines of business including Xbox 360 platform and PC game revenue which declined primarily as a result of decreased console sales and revenue per console due to price reductions during the past 12 months, partially offset by increased Xbox Live revenue.

•	Foreign currency exchange rates accounted for a $219 million or one percentage point decrease in revenue.

Operating income declined primarily driven by decreased revenue, partially offset by decreased operating expenses. The reduction in operating expenses included cost savings as a result of the resource management program implemented in January 2009 described below. The following components contributed to the overall decrease in operating expenses:

•

General and administrative expenses increased $67 million or 7%, primarily driven by increased costs for legal settlements and legal contingencies, partially offset by decreased professional consulting fees as a result of the resource management program. We incurred $193 million of legal charges during the three months ended June 30, 2009.

•	Sales and marketing expenses decreased $691 million or 18%, primarily driven by the resource management program. As part of that plan, we reduced marketing and headcount-related expenses.

•

Cost of revenue decreased $280 million or 10%, primarily reflecting decreased Xbox 360 platform costs and decreased costs associated with the decline in consulting services provided, partially offset by increased online traffic acquisition costs.

•	Headcount-related expenses decreased 6%, primarily driven by the resource management plan.

Diluted earnings per share declined reflecting decreased net income, partially offset by share repurchases during the fiscal year. While we did not repurchase any shares during the three months ended June 30, 2009, we repurchased 318 million shares during the first nine months of fiscal year 2009.

Twelve months ended June 30, 2009 compared with twelve months ended June 30, 2008

Revenue declined across most segments primarily driven by weakness in the global PC market and the unfavorable economic environment. Foreign currency exchange rates accounted for a $486 million or one percentage point increase in revenue. Primary factors contributing to the decline include the following:

•	Revenue from Windows operating systems declined reflecting PC market weakness, especially PCs sold to businesses, and a decline in the OEM premium mix.

•

Revenue from our Entertainment and Devices Division decreased across most lines of business including Xbox 360 platform and PC game revenue which declined primarily as a result of decreased revenue per console due to price reductions during the past 12 months, partially offset by increased console sales and Xbox Live revenue. The above declines were partially offset by increased server and server application revenue, reflecting recognition of deferred revenue from previously signed agreements and continued adoption of the Windows Server Platform and applications through SQL Server, Enterprise CAL Suites, and System Center products.

Operating income decreased primarily reflecting decreased revenue. Operating expenses were flat with decreased general and administrative and sales and marketing expenses offset by increased headcount-related expenses, cost of revenue, and employee severance charges.

•

General and administrative expenses decreased $1.4 billion or 28%, primarily due to decreased costs for legal settlements and contingencies. We incurred $283 million of legal charges during the twelve months ended June 30, 2009 as compared to $1.8 billion during the twelve months ended June 30, 2008. The prior year costs were primarily related to the European Commission fine of $1.4 billion (€899 million).

•	Sales and marketing expenses decreased $381 million or 3%, primarily driven by the resource management program. As part of that plan, we reduced marketing and advertising expenses.

•

Headcount-related expenses, excluding $330 million of employee severance charges, increased 7%, driven by a 2% increase in headcount during the past 12 months and an increase in salaries and benefits for existing headcount.

•

Cost of revenue increased $557 million or 5%, primarily reflecting increased online costs, including online traffic acquisition, data center and equipment, and headcount-related costs, partially offset by decreased Xbox 360 platform costs.

In January 2009, we announced and implemented a resource management program to reduce discretionary operating expenses, employee headcount, and capital expenditures. As part of this program, we are eliminating up to 5,000 positions in research and development, marketing, sales, finance, legal, human resources, and information technology by June 30, 2010. During the twelve months ended June 30, 2009, we recorded employee severance charges of $330 million for the expected reduction in headcount.

Diluted earnings per share declined primarily reflecting decreased net income, partially offset by share repurchases during the past 12 months. We repurchased 318 million shares during the twelve months ended June 30, 2009.

On July 22, 2009, the Company announced that Windows 7 and Windows Server 2008 R2 were released to manufacturing. General availability for both products is expected to be October 22, 2009.

SEGMENT PRODUCT REVENUE/OPERATING INCOME (LOSS)

The revenue and operating income (loss) amounts in this section are presented on a basis consistent with U.S. GAAP and include certain reconciling items attributable to each of the segments. Certain corporate-level activity has been excluded from our segment operating results and is presented separately. Prior period amounts have been recast to conform to the way we internally manage and monitor performance at the segment level during the current period.

Client

	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2009	2008		2009	2008
Revenue	$3,108	$4,359	(29)%	$14,712	$16,865	(13)%
Operating income	$2,167	$3,250	(33)%	$10,856	$13,105	(17)%

Client offerings consist of premium and standard edition Windows operating systems. Premium editions are those that include additional functionality and are sold at a price above our standard editions. Premium editions include Windows Vista Business, Windows Vista Home Premium, Windows Vista Ultimate, Windows Vista Enterprise, Windows XP Professional, Windows XP Media Center, and Windows XP Tablet PC. Standard editions include Windows Vista Home Basic and Windows XP Home. Client revenue growth is directly impacted by growth of PC purchases from original equipment manufacturers (“OEMs”) that pre-install versions of Windows operating systems because the OEM channel accounts for over 80% of total Client revenue. The differences between unit growth rates and revenue growth rates from year to year are affected primarily by changes in the mix of OEM Windows premium edition operating systems licensed as a percentage of total OEM Windows operating systems licensed (“OEM premium mix”), changes in geographic mix, and changes in the channel mix of products sold by large, multi-national OEMs versus those sold by local and regional system builders.

Three months ended June 30, 2009 compared with three months ended June 30, 2008

Client revenue decreased primarily as a result of PC market weakness, especially PCs sold to businesses, and a 13 percentage point decline in the OEM premium mix to 59%. Revenue growth from Windows operating systems was also impacted by a $276 million deferral for the Windows 7 Upgrade Option program. OEM revenue decreased $1.1 billion or 31%, while OEM license units decreased 10%. Based on our estimates, total worldwide PC shipments from all sources declined approximately 5% to 7%, driven by decreased demand in emerging and developed markets.

Client operating income decreased primarily reflecting decreased revenue, partially offset by decreased research and development and other operating expenses. Research and development expenses decreased $91 million or 31%, primarily reflecting the capitalization of certain Windows 7 software development costs.

Twelve months ended June 30, 2009 compared with twelve months ended June 30, 2008

Client revenue decreased primarily as a result of PC market weakness, especially PCs sold to businesses, and a 10 percentage point decline in the OEM premium mix to 64%. OEM revenue decreased $2.3 billion or 16% while OEM license units declined 2%. Based on our estimates, total worldwide PC shipments from all sources changed approximately (1%) to 2%, driven by changes in demand in emerging and developed markets.

Client operating income decreased primarily reflecting decreased revenue and increased sales and marketing expenses. Sales and marketing expenses increased $122 million or 7%, primarily reflecting increased advertising and marketing.

Server and Tools

	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2009	2008		2009	2008
Revenue	$3,510	$3,721	(6)%	$14,126	$13,102	8%
Operating income	$1,349	$1,369	(1)%	$5,327	$4,539	17%

Server and Tools licenses products, applications, tools, content, and services that are designed to make information technology professionals and developers more productive and efficient. Server and Tools offerings consist of server software licenses and client access licenses (“CAL”) for Windows Server, Microsoft SQL Server, and other server products. We also offer developer tools, training, certification, Microsoft Press, Premier product support services, and Microsoft Consulting Services. Server products can be run on-site, in a partner-hosted environment, or in a Microsoft-hosted environment. We use multiple channels for licensing, including pre-installed OEM versions, licenses through partners, and licenses directly to end customers. We sell licenses both as one-time licenses and as multi-year volume licenses.

Three months ended June 30, 2009 compared with three months ended June 30, 2008

Server and Tools revenue decreased primarily reflecting a decline in demand for server hardware as a result of the unfavorable economic environment. Server and server application revenue (including CAL) and developer tools revenue decreased $173 million or 6%, primarily due to decreased Windows Server and SQL Server revenue, partly offset by increased Enterprise CAL Suites and System Center revenue. Consulting and Premier product support services revenue decreased $38 million or 5%, reflecting a decline in consulting services provided. Foreign currency exchange rates accounted for an $82 million or two percentage point decrease in revenue.

Server and Tools operating income decreased primarily due to decreased revenue, mostly offset by lower cost of revenue and sales and marketing expenses. Cost of revenue decreased $92 million or 13%, reflecting the decrease in demand for consulting services. Sales and marketing expenses decreased $77 million or 7%, primarily driven by a decrease in corporate marketing activities and headcount-related expenses associated with our corporate sales force.

Twelve months ended June 30, 2009 compared with twelve months ended June 30, 2008

Server and Tools revenue increased reflecting growth in both product and services revenue. Server and server application revenue (including CAL) and developer tools revenue increased $809 million or 8%, primarily driven by growth in SQL Server, Enterprise CAL Suites, and System Center revenue. This growth reflects recognition of deferred revenue from previously signed agreements and continued adoption of the Windows Server Platform and applications. Consulting and Premier product support services revenue increased $215 million or 8%, primarily due to revenue from annuity support agreements. Foreign currency exchange rates accounted for a $140 million or one percentage point increase in revenue.

Server and Tools operating income increased primarily due to growth in product revenue, partially offset by increased research and development expenses and cost of revenue. Research and development expenses increased $168 million or 9%, primarily driven by increased headcount-related expenses. Cost of revenue increased $84 million or 3%, reflecting the growth in support, online, and consulting services.

Online Services Business

	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2009	2008		2009	2008
Revenue	$731	$837	(13)%	$3,088	$3,214	(4)%
Operating loss	$(732)	$(485)	(51)%	$(2,253)	$(1,222)	(84)%

Online Services Business (“OSB”) consists of an online advertising platform with offerings for both publishers and advertisers, personal communications services such as email and instant messaging, and online information offerings such as Bing and the MSN portals and channels around the world. We earn revenue primarily from online advertising, including search, display, email, messaging services, and advertiser and publisher tools. Revenue is also generated through subscriptions and transactions generated from online paid services, digital marketing and advertising agency services, and from MSN narrowband Internet access subscribers.

Three months ended June 30, 2009 compared with three months ended June 30, 2008

OSB revenue decreased primarily reflecting decreased online advertising revenue and included an unfavorable impact from foreign currency exchange rates of $28 million or three percentage points. Online advertising revenue decreased $86 million or 14%, to $529 million, primarily reflecting a decrease in display advertising.

OSB operating loss increased primarily due to increased cost of revenue and decreased revenue. Cost of revenue increased $149 million or 26%, primarily driven by increased online traffic acquisition costs.

Twelve months ended June 30, 2009 compared with twelve months ended June 30, 2008

OSB revenue decreased primarily as a result of decreased online advertising and access revenue. Online advertising revenue decreased $73 million or 3%, to $2.3 billion, reflecting a decrease in display advertising, partially offset by an increase in search advertising. Access revenue decreased $72 million or 28%, reflecting continued migration of subscribers to broadband or other competitively-priced service providers. Foreign currency exchange rates accounted for a $28 million or one percentage point decrease in revenue.

OSB operating loss increased due to increased cost of revenue and research and development expenses, and decreased revenue. Cost of revenue increased $692 million or 36%, primarily driven by increased online traffic acquisition, data center and equipment, and headcount-related costs. Research and development expenses increased $149 million or 13%, primarily due to increased headcount-related expenses.

Microsoft Business Division

	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2009	2008		2009	2008
Revenue	$4,564	$5,266	(13)%	$18,894	$18,929	—%
Operating income	$2,816	$3,359	(16)%	$12,141	$12,369	(2)%

Microsoft Business Division (“MBD”) offerings consist of the Microsoft Office system and Microsoft Dynamics business solutions. Microsoft Office system products are designed to increase personal, team, and organization productivity through a range of programs, services, and software solutions. Growth of revenue from the Microsoft Office system offerings, which generate over 90% of MBD revenue, depends on our ability to add value to the core Office product set and to continue to expand our product offerings in other information worker areas such as content management, enterprise search, collaboration, unified communications, and business intelligence. Microsoft Dynamics products provide business solutions for financial management, customer relationship management, supply chain management, and analytics applications for small and mid-size businesses, large organizations, and divisions of global enterprises. We evaluate our results based upon the nature of the end user in two primary parts: business revenue, which includes Microsoft Office system revenue generated through volume licensing agreements and Microsoft Dynamics revenue; and consumer revenue, which includes revenue from retail packaged product sales and OEM revenue.

Three months ended June 30, 2009 compared with three months ended June 30, 2008

MBD revenue decreased reflecting decreased business and consumer revenue and included an unfavorable impact from foreign currency exchange rates of $75 million or one percentage point. Business revenue decreased $413 million or 10%, primarily reflecting a decline in volume licensing agreement revenue, and included a 13% decrease in Microsoft Dynamics customer billings. Consumer revenue decreased $289 million or 30%, primarily as a result of PC market weakness, a shift to lower-priced products, and pricing promotions on the 2007 Microsoft Office system.

MBD operating income decreased reflecting decreased revenue, partially offset by decreased sales and marketing expenses. Sales and marketing expenses decreased $116 million or 10%, primarily driven by a decrease in corporate marketing activities and headcount-related costs associated with our corporate sales force.

Twelve months ended June 30, 2009 compared with twelve months ended June 30, 2008

MBD revenue was flat reflecting decreased consumer revenue offset by increased business revenue, and included a favorable impact from foreign currency exchange rates of $378 million or two percentage points. Consumer revenue decreased $525 million or 14%, primarily as a result of PC market weakness, a shift to lower-priced products, and pricing promotions on the 2007 Microsoft Office system. Business revenue increased $490 million or 3%, primarily reflecting growth in volume licensing agreement revenue and included a 7% decrease in Microsoft Dynamics customer billings. The growth in volume licensing agreement revenue primarily reflects recognition of deferred revenue from previously signed agreements.

MBD operating income decreased reflecting increased cost of revenue and research and development expenses, partially offset by decreased sales and marketing expenses. Cost of revenue increased $135 million or 14%, primarily driven by expenses associated with Fast Search & Transfer ASA (“FAST”) which we acquired in April 2008, as well as online services infrastructure costs. Research and development expenses increased $119 million or 8%, primarily driven by an increase in headcount-related expenses associated with FAST. Sales and marketing expenses decreased $90 million or 2%, primarily driven by a decrease in corporate marketing activities and headcount-related costs associated with our corporate sales force.

Entertainment and Devices Division

	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2009	2008		2009	2008
Revenue	$1,189	$1,590	(25)%	$7,753	$8,206	(6)%
Operating income (loss)	$(130)	$(171)	24%	$169	$497	(66)%

Entertainment and Devices Division (“EDD”) offerings include the Xbox 360 platform (which includes the Microsoft Xbox 360 video game console system, Xbox 360 video games, Xbox Live, and Xbox 360 accessories), the Zune digital music and entertainment platform, PC software games, online games and services, Mediaroom (our Internet protocol television software), the Surface computing platform, mobile and embedded device platforms, and other devices. EDD leads the development efforts for our line of consumer software and hardware products including application software for Apple’s Macintosh computers and Microsoft PC hardware products, and is responsible for all retail sales and marketing for Microsoft Office and Windows operating systems.

Three months ended June 30, 2009 compared with three months ended June 30, 2008

EDD revenue decreased across most lines of our business. Revenue from non-gaming business decreased $291 million or 42%, primarily reflecting decreased Mediaroom and Zune revenue. Xbox 360 platform and PC game revenue decreased $110 million or 12%, primarily as a result of decreased Xbox 360 console sales and decreased revenue per Xbox 360 console due to price reductions during the past 12 months, partially offset by increased Xbox Live revenue. We shipped 1.2 million Xbox 360 consoles during the fourth quarter of fiscal year 2009, compared with 1.3 million Xbox 360 consoles during the fourth quarter of fiscal year 2008. Foreign currency exchange rates accounted for a $27 million or two percentage point decrease in revenue.

EDD operating loss decreased primarily due to decreased costs of revenue and sales and marketing expenses, mostly offset by decreased revenue. Cost of revenue decreased $266 million or 31%, primarily driven by decreased Xbox 360 platform costs. Sales and marketing expenses decreased $107 million or 30%, reflecting decreased advertising and marketing expenses.

Twelve months ended June 30, 2009 compared with twelve months ended June 30, 2008

EDD revenue decreased across most lines of business. Revenue from our non-gaming business decreased $292 million or 12%, primarily reflecting decreased Zune and PC hardware product revenue. Xbox 360 platform and PC game revenue decreased $161 million or 3%, primarily as a result of decreased revenue per Xbox 360 console due to price reductions during the past 12 months, partially offset by increased Xbox 360 console sales and increased Xbox Live revenue. We shipped 11.2 million Xbox 360 consoles during fiscal year 2009, compared with 8.7 million Xbox 360 consoles during fiscal year 2008. Foreign currency exchange rates accounted for a $74 million or one percentage point decrease in revenue.

EDD operating income decreased primarily due to decreased revenue and increased research and development expenses, partially offset by decreased cost of revenue. Research and development expenses increased $252 million or 16%, primarily reflecting increased headcount-related expenses associated with the Windows Mobile device platform, driven by recent acquisitions. Cost of revenue decreased $326 million or 7%, primarily due to decreased Xbox 360 platform costs.

Corporate-Level Activity

	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2009	2008		2009	2008
Corporate-level activity	$(1,483)	$(1,643)	10%	$(5,877)	$(7,017)	16%

Certain corporate-level activity is not allocated to our segments. Those results include expenses such as broad-based sales and marketing, product support services, human resources, legal, finance, information technology, corporate development and procurement activities, research and development and other costs, legal settlements and contingencies, and employee severance.

Three months ended June 30, 2009 compared with three months ended June 30, 2008

Corporate-level expenses decreased during the three months ended June 30, 2009, primarily due to a decrease in sales and marketing expenses of $391 million or 75%, reflecting the resource management plan implemented in January 2009, partially offset by increased general and administrative expenses reflecting increased costs for legal settlements and legal contingences. We incurred $193 million of legal charges during the three months ended June 30, 2009.

Twelve months ended June 30, 2009 compared with twelve months ended June 30, 2008

Corporate-level expenses decreased during the twelve months ended June 30, 2009, primarily reflecting decreased general and administrative and sales and marketing expenses, partially offset by employee severance charges of $330 million. General and administrative expenses decreased $1.4 billion or 28%, primarily due to decreased costs for legal settlements and contingencies. We incurred $283 million of legal charges during the twelve months ended June 30, 2009 as compared to $1.8 billion during the twelve months ended June 30, 2008. The prior year costs were primarily related to the European Commission fine of $1.4 billion (€899 million). Sales and marketing expenses decreased $412 million or 30%, reflecting the resource management plan implemented in January 2009.

Operating Expenses

Cost of Revenue

	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2009	2008		2009	2008
Cost of revenue	$2,586	$2,866	(10)%	$12,155	$11,598	5%
As a percent of revenue	20%	18%	2ppt	21%	19%	2ppt

Cost of revenue includes manufacturing and distribution costs for products sold and programs licensed, operating costs related to product support service centers and product distribution centers, costs incurred to drive traffic to our website and/or acquire online advertising space (“traffic acquisition costs”), costs incurred to support and maintain Internet-based products and services, warranty costs, inventory valuation adjustments, costs associated with the delivery of consulting services, and the amortization of capitalized research and development costs associated with software products that have reached technological feasibility. Cost of revenue decreased during the three months ended June 30, 2009, primarily reflecting decreased Xbox 360 platform costs and decreased costs associated with the decline in consulting services provided, partially offset by increased online traffic acquisition costs. Cost of revenue increased during the twelve months ended June 30, 2009, primarily reflecting increased online costs, including traffic acquisition, data center and equipment, and headcount costs, partially offset by decreased Xbox 360 platform costs.

Research and Development

	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2009	2008		2009	2008
Research and development	$2,225	$2,407	(8)%	$9,010	$8,164	10%
As a percent of revenue	17%	15%	2ppt	15%	14%	1ppt

Research and development expenses include payroll, employee benefits, stock-based compensation expense, and other headcount-related expenses associated with product development. Research and development expenses also include third-party development and programming costs, localization costs incurred to translate software for international markets, the amortization of purchased software code and services content, and in-process research and development. Research and development expenses decreased during the three months ended June 30, 2009, primarily reflecting the capitalization of $105 million of certain Windows 7 software development costs. Research and development expenses increased during the twelve months ended June 30, 2009, primarily reflecting a 13% increase in headcount-related costs.

Sales and Marketing

	Three Months Ended June 30,		Percentage Change		Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2009	2008			2009	2008
Sales and marketing	$3,192	$3,883	(18)%		$12,879	$13,260	(3)%
As a percent of revenue	24%	25%	(1	)ppt	22%	22%	–ppt

Sales and marketing expenses include payroll, employee benefits, stock-based compensation expense, and other headcount-related expenses associated with sales and marketing personnel and advertising, promotions, trade shows, seminars, and other programs. Sales and marketing expenses decreased during the three and twelve months ended June 30, 2009, primarily driven by the resource management program implemented in January 2009. During the three months ended June 30, 2009, we also reduced headcount-related costs by 10%.

Effective July 1, 2008, we began presenting gains and losses resulting from foreign currency remeasurements as a component of other income (expense). Prior to July 1, 2008, we included gains and losses resulting from foreign currency remeasurements as a component of sales and marketing expense. We changed our presentation because this better reflects how we manage these foreign currency exposures, as such gains and losses arising from the remeasurement of foreign currency transactions are incidental to our operations. For the three and twelve months ended June 30, 2009, $46 million of gains and $509 million of losses, respectively, were reported as other income (expense). For the three and twelve months ended June 30, 2008, $5 million and $221 million of gains, respectively, were previously recorded as a component of sales and marketing expense and have been recast as other income (expense).

General and Administrative

	Three Months Ended June 30,		Percentage Change		Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2009	2008			2009	2008
General and administrative	$1,069	$1,002	7%		$3,700	$5,127	(28)%
As a percent of revenue	8%	6%	2	ppt	6%	8%	(2	)ppt

General and administrative costs include payroll, employee benefits, stock-based compensation expense and other headcount-related expenses associated with finance, legal, facilities, certain human resources and other administrative headcount, and legal and other administrative fees. General and administrative expenses increased during the three months ended June 30, 2009, primarily reflecting $193 million of costs for legal settlements and legal contingencies, partially offset by decreased professional consulting fees. General and administrative expenses decreased during the twelve months ended June 30, 2009, primarily reflecting decreased costs for legal settlements and legal contingencies. We incurred legal charges of $283 million during the twelve months ended June 30, 2009, as compared with $1.8 billion during the twelve months ended June 30, 2008. The fiscal year 2008 legal costs were primarily related to the European Commission fine of $1.4 billion (€899 million).

Employee Severance

In January 2009, we announced and implemented a resource management program to reduce discretionary operating expenses, employee headcount, and capital expenditures. As part of this program, we are eliminating up to 5,000 positions in research and development, marketing, sales, finance, legal, human resources, and information technology by June 30, 2010. During the three and twelve months ended June 30, 2009, we recorded employee severance charges of $40 million and $330 million, respectively, for the expected reduction in headcount.

Other Income (Expense)

The components of other income (expense) were as follows:

	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2009	2008		2009	2008
Dividends and interest	$160	$217		$706	$888
Net recognized gains (losses) on investments	(72)	121		(125)	346
Net gains (losses) on derivatives	71	(49)		(558)	226
Net gains (losses) on foreign currency remeasurements	46	1		(509)	226
Other	(50)	(1)		(56)	(143)

Total	$155	$289	(46)%	$(542)	$1,543	(135)%

Effective July 1, 2008, we began presenting gains and losses resulting from foreign currency remeasurements as a component of other income (expense). Prior to July 1, 2008, we included gains and losses resulting from foreign currency remeasurements as a component of sales and marketing expense. We changed our presentation because this better reflects how we manage these foreign currency exposures, as such gains and losses arising from the remeasurement of foreign currency transactions are incidental to our operations. For the three and twelve months ended June 30, 2009, $46 million of gains and $509 million of losses, respectively, were reported as other income (expense). For the three and twelve months ended June 30, 2008, $5 million and $221 million of gains, respectively, were previously recorded as a component of sales and marketing expense and have been recast as other income (expense).

Three months ended June 30, 2009 compared with three months ended June 30, 2008

Dividends and interest income decreased primarily reflecting lower interest rates on our fixed-income investments. Net recognized losses on investments increased due to lower gains on sales of investments and higher other-than-temporary impairments. Other-than-temporary impairments were $108 million during the three months ended June 30, 2009, as compared with $64 million during the three months ended June 30, 2008 and increased primarily due to the declines in equity markets from the prior year. Net gains on derivatives increased primarily due to lower costs associated with hedging anticipated foreign currency revenues and gains on interest rate derivatives in the current period as compared with losses in the prior period.

Twelve months ended June 30, 2009 compared with twelve months ended June 30, 2008

Dividends and interest income decreased primarily reflecting lower interest rates on our fixed-income investments. Net recognized losses on investments increased primarily due to higher other-than-temporary impairments that were partially offset by gains on sales of certain equity investments held in our strategic investments portfolio. Other-than-temporary impairments were $862 million during the twelve months ended June 30, 2009, as compared with $312 million during the twelve months ended June 30, 2008, and increased primarily due to declines in equity values as a result of deterioration in equity markets. Net losses on derivatives increased primarily due to losses on equity, commodity, and interest rate derivatives in the current period as compared with gains in the prior period. Net losses on foreign currency remeasurements increased due to the strengthening of the U.S. dollar, particularly in the first half of the current fiscal year.

Income Taxes

Our effective tax rate was 27% for the three and twelve months ended June 30, 2009. Our effective tax rate was 28% for the three months and 26% for the twelve months ended June 30, 2008. The fiscal year 2008 rate was lower primarily due to the resolution of tax positions relating to our agreement with the Internal Revenue Service (“IRS”) settling the 2000-2003 examination. As a result of this settlement and the related impact on subsequent years, we paid the IRS approximately $4.1 billion during fiscal year 2009.

Financial Condition

Cash, cash equivalents, and short-term investments totaled $31.4 billion as of June 30, 2009, compared with $23.7 billion as of June 30, 2008. Equity and other investments were $4.9 billion as of June 30, 2009, compared with $6.6 billion as of June 30, 2008. Our investments consist primarily of fixed-income securities, diversified among industries and individual issuers. Our investments are generally liquid and investment grade. The portfolio is invested predominantly in U.S. dollar-denominated securities, but also includes foreign-denominated securities in order to diversify risk. We invest primarily in short-term securities to facilitate liquidity and for capital preservation. As a result of the special dividend paid in the second quarter of fiscal year 2005 and shares repurchased, our retained deficit, including accumulated other comprehensive income, was $22.8 billion at June 30, 2009. Our retained deficit is not expected to affect our future ability to operate, pay dividends, or repay our debt given our continuing profitability and strong cash and financial position.

Share Repurchases

We repurchased common stock in fiscal year 2009 using available cash resources as follows:

Period	Total Shares Repurchased	Average Price Paid Per Share
July 1, 2008 – September 30, 2008	223,469,678	$26.70
October 1, 2008 – December 31, 2008	94,491,687	$23.64
January 1, 2009 – March 31, 2009	—	$—
April 1, 2009 – June 30, 2009	—	$—

Total fiscal year 2009 share repurchases	317,961,365

While we did not repurchase any shares during the three months ended June 30, 2009, $22 million of shares were withheld to satisfy minimum statutory tax withholding obligations on employee stock awards that vested during the quarter. These share withholdings are included with common stock repurchases in the financial statements.

Debt

Short-term Debt

In September 2008, our Board of Directors authorized debt financings of up to $6.0 billion. Pursuant to the authorization, we established a commercial paper program providing for the issuance and sale of up to $2.0 billion in short-term commercial paper. As of June 30, 2009, $2.0 billion of the commercial paper was issued and outstanding with a weighted average interest rate, including issuance costs, of 0.20% and maturities of 22 to 119 days.

In September 2008, we also entered into a $2.0 billion six-month senior unsecured credit facility, principally to support the commercial paper program. In November 2008, we replaced the six-month credit facility with a $2.0 billion 364-day credit facility. This credit facility expires on November 6, 2009. In March 2009, we entered into an additional credit facility. This $1.0 billion 364-day credit facility expires on March

12, 2010. As of June 30, 2009, we were in compliance with the only financial covenant in both credit agreements, which requires us to maintain a coverage ratio of at least three times earnings before interest, taxes, depreciation, and amortization to interest expense. No amounts were drawn against these credit facilities during the year ended June 30, 2009.

Long-term Debt

In November 2008, we filed a shelf registration statement with the U.S. Securities and Exchange Commission that allows us to issue debt securities from time to time pursuant to the September 2008 authorization for debt financings of up to $6.0 billion. In May 2009, we sold $3.75 billion of debt securities under that registration statement as follows: $2.0 billion aggregate principal amount of 2.95% notes due 2014, $1.0 billion aggregate principal amount of 4.20% notes due 2019, and $750 million aggregate principal amount of 5.20% notes due 2039 (collectively “the Notes”). Interest on the debt securities will be payable semi-annually on June 1 and December 1 of each year, commencing on December 1, 2009, to holders of record on the preceding May 15 and November 15. The debt securities are senior unsecured obligations and will rank equally with our other unsecured and unsubordinated debt outstanding.

Unearned Revenue

Unearned revenue is comprised of the following items:

Volume licensing programs – Represents customer billings for multi-year licensing arrangements, paid either upfront or annually at the beginning of each billing coverage period, which are accounted for as subscriptions with revenue recognized ratably over the billing coverage period.

Undelivered elements – Represents the right to receive unspecified upgrades/enhancements of Microsoft Internet Explorer on a when-and-if-available basis and free post-delivery telephone support. This revenue deferral is applicable for Windows XP and prior versions shipped as retail packaged products, products licensed to OEMs, and perpetual licenses for current products under our Open and Select volume licensing programs. The amount recorded as unearned is based on the sales price of those elements when sold separately and is recognized ratably on a straight-line basis over the related product’s life cycle. Product life cycles are currently estimated at three and one-half years for Windows operating systems. Undelivered elements include $276 million of deferred revenue related to the Windows 7 Upgrade Option program.

Other – Represents payments for post-delivery support and consulting services to be performed in the future, online advertising for which the advertisement has yet to be displayed, Microsoft Dynamics business solutions products, Xbox Live subscriptions, Mediaroom, and other offerings for which we have been paid upfront and earn the revenue when we provide the service or software, or otherwise meet the revenue recognition criteria.

The components of unearned revenue were as follows:

(In millions)	June 30, 2009	March 31, 2009	June 30, 2008
Volume licensing programs	$11,350	$9,666	$12,232
Undelivered elements	1,083	953	1,396
Other	1,851	1,693	1,669

Total	$14,284	$12,312	$15,297

Unearned revenue by segment was as follows:

(In millions)	June 30, 2009	March 31, 2009	June 30, 2008
Client	$2,345	$2,015	$2,738
Server and Tools	4,732	4,104	5,007
Microsoft Business Division	6,508	5,593	7,101
Other	699	600	451

Total	$14,284	$12,312	$15,297

The following table outlines the expected recognition of unearned revenue as of June 30, 2009:

(In millions)	Recognition of Unearned Revenue
Three months ended:
September 30, 2009	$4,740
December 31, 2009	4,120
March 31, 2010	2,743
June 30, 2010	1,400
Thereafter	1,281

Total	$14,284

Cash Flows

Three months ended June 30, 2009 compared with three months ended June 30, 2008

Cash flow from operations decreased $244 million, reflecting the 17% decrease in revenue and resulting decline in cash from customers. This impact was partially offset by other changes in working capital along with the $1.7 billion decrease in cash paid for other current liabilities reflecting the fiscal year 2008 payment of the European Commission fine. Cash from financing was $2.7 billion in the three months ended June 30, 2009 as compared with cash used of $5.1 billion in the prior fiscal year. This increase in cash was due to a $4.3 billion decrease in stock repurchases along with $3.8 billion of net cash proceeds from issuance of short-term and long-term debt. Cash used for investing increased $7.4 billion due to a $9.8 billion decrease in cash from combined investment purchases, sales, and maturities partially offset by a $2.0 billion decrease in cash paid for acquisition of companies.

Twelve months ended June 30, 2009 compared with twelve months ended June 30, 2008

Cash flow from operations decreased $2.6 billion due to payments of approximately $4.1 billion to the IRS in connection with our settlement of the 2000-2003 audit examination. This impact was partially offset by the fiscal year 2008 payment of the $1.4 billion (€899 million) European Commission fine. Cash used for financing decreased $5.5 billion, primarily due to $5.7 billion of net cash proceeds from issuance of short-term and long-term debt in fiscal year 2009. Financing activities also included a $3.2 billion decrease in common stock repurchased, which was offset by a $2.9 billion decline in common stock issued. Cash used for investing increased $11.2 billion due to a $15.9 billion rise in purchases of investments along with a $1.7 billion decrease in cash from investment sales and maturities. These impacts were partially offset by a $7.2 billion decrease in cash paid for acquisition of companies, reflecting the purchase of aQuantive in fiscal year 2008.